Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 619 to the Registration Statement of Claymore Exchange-Traded Fund Trust (Form N-1A; File No. 333-134551) of our reports dated October 30, 2017 on the financial statements and financial highlights of each of the series constituting Claymore Exchange-Traded Fund Trust included in the Annual Reports to shareholders for the year ended August 31, 2017.
/s/ Ernst & Young LLP

Tysons, Virginia
December 22, 2017